UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

SCWorx Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 739-7825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01. Other Events

On April 11, 2019, SCWorx Corp. (f/k/a Alliance MMA, Inc.) issued the Press Release filed as Exhibit 99.1 to the Current Report filed on April 11, 2019 (“Release”).

Since the filing of the Release last week, the Company and the treatment and academic medical center customer located in the northeast have continued substantive conversations outlining additional SCWorx products to further manage their catalog as well as content automation. If the Company is able to secure this expanded scope of work, which the Company anticipates, it would serve as the foundation for a more comprehensive set of tools. These tools would provide synchronization to the perioperative department, ultimately delivering an entire suite of applications and report capabilities that will focus on margin improvement, providing real time correction of the Electronic Medical Record (EMR) and highly granular and repaired case management reporting. The original contract with this leading academic medical center was for an initial three year term. The current renewal is for an additional three-year term, bringing the total service value of this contract over the full six-year term to $648,000. This renewal has solidified the Company’s relationship with this leading healthcare provider.

Marc Schessel, CEO of the Company, stated: “We are excited that this long-time customer has not only renewed their Agreement with us but is accelerating their discussions relative to an expanded platform with SCWORX.”

Since these discussions are ongoing, there is no assurance that the Company will secure this expanded scope of work.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCWorx Corp.

	By:	/s/ Marc S. Schessel
Marc S. Schessel
Chief Executive Officer

Dated: April 15, 2019